February 11, 2020 Dear Avi, We're happy to extend an offer of employment for the position of Chief Product Officer at Shutterstock Inc. ("Shutterstock" or “Company”). Congratulations! You will be based in our New York, New York office at 350 Fifth Avenue, 21st Floor , New York, New York 10118 and your start date will be March 9, 2020 unless a different start date is selected and agreed to by you and the Company. This offer is contingent upon your written consent to, and the satisfactory completion of a background check and verification of your employment eligibility to work in the United States and your execution of Shutterstock’s Employee Confidentiality Agreement. Your employment will be "at-will", meaning that Shutterstock and you each have the right to end the employment relationship at any time, without reason or notice. You will be required to comply with and consent to all policies and procedures applicable to Shutterstock employees. The job responsibilities will be as described in our interview process but are subject to change as necessary, and as directed. Your pre-tax annual salary (Base Salary) will be $400,000.00 per year, paid bi-weekly at a rate of $15,384.62 minus appropriate withholding taxes and deductions. There are 26 pay periods annually. For 2020 (and for each year thereafter that you remain employed by Company), you will be eligible to be considered for an annual discretionary cash bonus of 0% to 50% of your Base Salary (less all applicable taxes and deductions). Bonus payments will be prorated in an amount proportional to the length of time you are employed by Shutterstock during the applicable calendar year. The determination of bonus payments will be based on the achievement of certain objective or subjective criteria established by, and in the sole discretion of the Company. Further, payment of any bonus is subject to you (i) being employed by Shutterstock at the time of payment and (ii) not having submitted a resignation or received notification of termination of employment on or prior to the date that such bonus is paid. Subject to the approval of the Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Committee”), as applicable, the Company shall grant you restricted stock units of the Company’s common stock in an amount equal to the fair market value of $400,000 (the “RSU Award”). The number of RSUs granted to you will be determined by dividing the fair market value of the RSU Award by the average of the Company’s closing price for a share of our common stock during the 30-day period ending on the date immediately prior to the Grant Date (as defined below), rounded down to the nearest whole number of shares. The RSU Award shall be granted on or after, but in all events by no later than the first business day of the calendar month next following, the Start Date, at the discretion of the Board, the Committee or a delegate (the “Grant Date”), and shall be settled in shares of Company common stock. The RSU Award will be subject to the terms, definitions and provisions of the Company’s Amended and Restated 2012 Omnibus Equity Incentive Plan (the “Equity Plan”) and the restricted stock unit agreement by and between you and the Company (the “RSU Agreement”), both of which documents are incorporated herein by reference.

Except as otherwise expressly provided in this Agreement, the RSU Award shall vest and become payable as to thirty-three percent (33%) of the shares subject to the RSU Award on each of the first two (2) anniversaries of the first of the month in which the RSU Award was granted (“Vest From Date”) and thirty- four (34%) on the third anniversary of the Vest From Date, in each case subject to you continuing to provide Services (as defined in the Equity Plan) to the Company through the relevant vesting dates. You will be eligible for future awards under the Equity Plan, as determined in the sole discretion of the Company and/or the Committee, which award will be subject to the terms and conditions, including any vesting conditions, as set forth in the applicable award agreement. Subject to the approval of the Board or the Committee, as applicable, the Company shall grant you performance restricted stock units (“PSUs”) of the Company’s common stock as set forth herein in an amount equal to the fair market value of $400,000 (the “PSU Award”). The number of PSUs granted to you will be determined by dividing the fair market value of the PSU Award by the average of the Company’s closing price for a share of our common stock during the 30-day period ending on the date immediately prior to the Grant Date, rounded down to the nearest whole number of shares. The PSUs will vest, if at all, over a three-year performance and service period based on the achievement of targets and completion of service requirements, consistent with those performance targets and service requirements applicable to other similar PSU awards being granted contemporaneously to other employees of the Company to be established and approved by the Company’s Board, Committee or a delegate, as applicable in its sole discretion, prior to March 31, 2020. Any vested PSUs will be settled in shares of Company common stock. The PSU Award will be subject to the terms, definitions and provisions of the Equity Plan and the performance restricted stock unit agreement (“PSU Award Agreement”) by and between you and the Company and, vesting shall be subject to you continuing to provide Services (as defined in the Equity Plan) to the Company through the relevant target achievement dates and any applicable service requirements. If the Company terminates your employment for any reason other than for Cause during the period that you serve as Chief Product Officer, you will receive continuing payments of severance pay at a rate equal to your Base Salary, as then in effect, for a period of six (6) months, less all required tax withholdings and other applicable deductions (the “Severance Payment”), which will be paid in accordance with the Company’s regular payroll procedures; provided, however, that any Severance Payment made hereunder is subject to you signing and not revoking a separation agreement and release of claims in a form acceptable to the Company. You will be eligible for 21 days of paid time off per year (accruing at 1.75 days per month), in addition to company paid holidays. Your use of paid time off shall at all times be subject to the Company’s applicable policies, which will be provided to you at the start of your employment, and applicable law. You and your qualifying dependents will be eligible to participate in the employee benefit plans offered by Shutterstock and generally made available to similarly situated employees of the Company. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time. This letter agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable. To the extent that any provision in this letter is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder will comply with Section 409A, to the extent Section 409A applies. We look forward to welcoming you to Shutterstock, Avi! Please indicate your consent to the foregoing terms of employment by electronically signing below. CONSENTED TO AND AGREED: _/s/ Abraham Muchnick__________________ __February 11, 2020__________ Avi Muchnick Date